Exhibit 10.26

ARCH COAL, INC.

DEFERRED COMPENSATION PLAN

409A Document

1.             PURPOSE

The purpose of this Arch Coal, Inc. Deferred Compensation Plan (the “Plan”) is to provide eligible key employees of the Company with an opportunity to defer compensation to be earned by them from the Company as a means of saving for retirement or other future purposes.

Effective January 1, 2005, the Company administered the Plan in accordance with a good faith interpretation of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  However, deferrals (and earnings thereon) made and vested prior to December 31, 2004, shall be “grandfathered” and governed by the document in effect as of December 31, 2004.  Amounts (and earnings thereon) deferred or vested on or after January 1, 2005, by or on behalf of a Participant shall be governed by this 409A Document.

2.             DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)           “Accounting Date” means each Business Day on which a calculation concerning a Participant’s Compensation Account is performed, or as otherwise defined by the Committee.

(b)           “Beneficiary” means the person(s) designated by the Participant in accordance with Section 11, or if no person(s) is/are so designated, the estate of a deceased Participant.

(c)           “Board” means the Board of Directors of Arch Coal, Inc. or its designee.

(d)           “Business Day” means a day on which the New York Stock Exchange is open for trading activity.

(e)           “Committee” means the Personnel and Compensation Committee of the Board or its designee.

(f)            “Common Stock” means the common stock, $.01 par value, of Arch Coal, Inc.

(g)           “Common Stock Fund” means that investment option, approved by the Committee, in which a Participant’s Compensation Account may be deemed to be invested and may earn income based on a hypothetical investment in Common Stock.

(h)           “Company” means Arch Coal, Inc., its divisions, subsidiaries and affiliates.

(i)            “Compensation” means any employee compensation determined by the Committee to be properly deferrable under the Plan.

(j)            “Compensation Account(s)” means the Retirement Account and/or the In-Service Account(s).

(k)           “Corporate Human Resources” means the Corporate Human Resources Department of the Company.

(l)            “Credit Date” means the date on which Compensation would otherwise have been paid to the Participant or, in the case of the Participant’s designation of investment option changes, any date within three Business Days after the Participant’s designation is received in accordance with the procedures established by the Committee.

(m)          “Deferred Compensation” means the Compensation elected by the Participant to be deferred pursuant to the Plan.

(n)           “Election” means a Participant’s delivery of a written notice of election to Corporate Human Resources electing to defer payment of all or a portion of his or her Compensation (in accordance with rules prescribed by the Committee) either until Termination, death or such other time as further permitted by the Committee or the Company.

(o)           “Employee” means an individual classified by the Committee as a full-time, regular salaried employee (which term shall be deemed to include officers) of the Company, its present and future subsidiary corporations as defined in Section 424 of the Internal Revenue Code of 1986, as amended, or its affiliates.

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)           “Fair Market Value” means the price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange issues on the date and at the time designated by the Company.

(r)            “Fiscal Year” means the fiscal year of the Company, which is currently the annual period commencing January 1 and ending the following December 31.

(s)            “In-Service Account” means the account(s) to which the Participant’s Deferred Compensation is credited and from which, pursuant to Section 9(b), distributions are made.

(t)            “Participant” means an Employee selected by the Committee to participate in the Plan and who has elected to defer payment of all or a portion of his or her Compensation under the Plan.

(u)           “Performance-Based Compensation” means Compensation that (i) is based on services performed over a period of at least twelve months and (ii) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.

(v)           “Plan” means this Arch Coal, Inc. Deferred Compensation Plan as it now exists or as it may hereafter be amended.

(w)          “Retirement” means a Participant’s Termination at or after age 55.

(x)           “Retirement Account” means the account(s) to which the Participant’s Deferred Compensation is credited and from which, pursuant to Section 9(a), distributions are made.

(y)           “Service Year” means, as designated by the Committee, such year or portion thereof during which the services have been rendered for which Compensation is payable.

(z)           “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the resolutions of the Board governing such determination.  As of January 1, 2009, the Board has determined that a Specified Employee shall include any individual who is a participant in the Plan or the Arch Coal, Inc. Supplemental Retirement Plan.

(aa)         “Stock Unit(s)” means the share equivalents credited to the Common Stock Fund of a Participant’s Compensation Account pursuant to Section 6.

(bb)         “Termination” means termination of services as an Employee, as defined under Code Section 409A and the regulations promulgated thereunder.  In general, an Employee shall have a termination of employment upon a decrease in the performance of services to less than 50% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Participant will return to active employment.

3.             SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares or Stock Units that may be credited under the Plan shall be automatically adjusted so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event.  Such adjustment shall be conclusive and binding for all purposes of the Plan.

4.             ELIGIBILITY

The Committee shall have the authority to select from management and/or highly compensated Employees those Employees who shall be eligible to participate in the Plan.

5.             ADMINISTRATION

Full power and authority to construe, interpret and administer the Plan shall be vested in the Company and the Committee.  This power and authority includes, but is not limited to, selecting Compensation eligible for deferral, selecting investment indices, establishing deferral cycles for purposes of Section 9(b), establishing deferral terms and conditions, and adopting modifications, amendments and procedures as may be deemed necessary, appropriate or convenient by the Committee. Decisions of the Company and the Committee shall be final, conclusive and binding upon all parties.  Day-to-day administration of the Plan shall be the responsibility of Corporate Human Resources.

6.             PARTICIPANT ACCOUNTS

(a)           Upon election to participate in the Plan, there shall be established a Retirement Account and/or In-Service Account, as designated by the Participant, to which there shall be credited any Deferred Compensation, as of each Credit Date.  In addition, matching credits shall be allocated to a Participant’s Retirement Account in accordance with Section 6(b).  Each such Compensation Account shall be credited (or debited) on each Accounting Date with income (or loss) based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee for the particular compensation credited, which may include a Common Stock Fund, as elected by the Participant under the terms of Section 8.

(b)           Matching credits will be made to the Plan on behalf of a Participant.  The matching credit will be the matching contribution that would have been made to the Arch Coal, Inc. Employee Thrift Plan (without regard to any applicable limitations of the Code) had the deferrals to this Plan been contributed to the Thrift Plan, reduced by the amount of matching contributions made on the Participant’s behalf to the Thrift Plan; provided that:

(i)            If the Participant does not contribute the maximum elective deferral amount permitted under Code Section 402(g) for such year to the Thrift Plan ($16,500 for 2009), the matching contribution percentage in effect under the Thrift Plan shall be applied only to Compensation in excess of the applicable dollar amount limitation under Code Section 401(a)(17) for that year under the Thrift Plan ($245,000 for 2009); and

(ii)           With respect to a year, if a Participant changes his or her deferral percentage in effect under the Thrift Plan after the December 31st preceding such year, the matching credit to a Participant under this Plan will be limited so that such change under the Thrift Plan shall not increase or decrease the matching credit for such year by more than the elective deferral amount permitted under Code Section 402(g) for such year.

7.             FINANCIAL HARDSHIP

Upon the written request of a Participant or a Participant’s legal representative and a finding that continued deferral will result in an unforeseeable financial emergency to the Participant, the Committee or the Company (each in its sole discretion) may authorize (a) the payment of all or a part of a Participant’s Compensation Account in a single installment prior to his or her ceasing to be a Participant or (b) cessation of deferrals.  An unforeseeable financial emergency shall mean a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The Committee or the Company may determine that a severe financial hardship exists only if the distribution is necessary in light of immediate and heavy financial needs of the Participant which cannot be met from the other financial sources available to the Participant and if disallowance of the accelerated distribution would result in a severe financial hardship to the Participant.  Amounts which are distributed under this provision will reduce the Participant’s benefit.

8.             MANNER OF ELECTION

(a)           General.  Any Employee selected by the Committee to participate in the Plan may elect to do so by delivering to Corporate Human Resources an Election on a form prescribed by Corporate Human Resources, designating the Compensation account to which the Deferred Compensation is to be credited, electing the timing and form of distribution, and setting forth the manner in which such Deferred Compensation shall be invested in accordance with Section 6 hereof.  A Participant’s Election must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the Plan Year in which the services are performed which relate to the Compensation being deferred.  A Participant may submit a new Election with respect to Compensation earned in a subsequent Plan Year by filing a new Election no later than the December 31 preceding the first day of the Plan Year in which the services are performed which relate to the Compensation subject to the new Election.  An effective Election may not be revoked or modified after the December 31 preceding the first Plan Year in which services are performed which relate to the Compensation subject to such Election.  During a Plan Year, an Election shall be irrevocable, and the deferral percentage or amount elected by the Participant thereunder shall not be increased or decreased.  If an Election has not been made with respect to Compensation to be earned in any Plan Year, the Participant shall be deemed to have elected not to have Deferred Compensation credited to his or her Account for such Plan Year with respect to Compensation earned during such Plan Year.

(b)           Performance-Based Compensation.  Notwithstanding subsection (a) above, in the case of an Election to defer Compensation which is Performance-Based Compensation, an Election must be made no later than a date (as determined by the Committee) that is six months before the end of the performance period, provided that, (1) the Participant continuously performs services from the date the performance criteria are established through the date the Participant makes his or her Election and (2) the Compensation is not substantially certain to be paid and is not readily ascertainable as of the date of such Election.

(c)           Forfeitable Rights.  Notwithstanding subsection (a) or (b) above, if the Compensation is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the Compensation, the Committee may permit a Participant to file an Election on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the Election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

(d)           New Participants.  Notwithstanding subsections (a), (b) or (c) above, in the case of a Participant who first becomes eligible to participate in this Plan during a Plan Year, an election to defer Compensation may be made within 30 days after the date the Employee first becomes eligible to participate in the Plan, provided that the Employee has not previously become eligible to participate in any other nonqualified account balance plan maintained by the Company (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)), with respect to Compensation paid for services to be performed subsequent to the Election, which shall be irrevocable during such initial year of participation.  With respect to Compensation which is earned based upon a specified performance period, such as an annual bonus, such initial Election shall apply only to the portion of such Compensation equal to the total amount of Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Election over the total number of days in the performance period.  However, an election with respect to such Compensation may apply to the entire amount and/or be made at a later date, but only  if otherwise permitted under subsection (b) above.

(e)           Suspension.  Notwithstanding any other provision of this Plan, if a Participant receives a safe harbor hardship distribution under any tax-qualified employee retirement plan maintained by his or her employer, all deferral elections of the Participant under the Plan shall be suspended for a period of at least six months, and the Participant shall not be eligible to resume deferrals hereunder until the Plan Year beginning after expiration of such six-month period.

(f)            Investment Alternatives — Existing Balances.  A Participant may elect to change an existing selection as to the investment alternatives in effect with respect to an existing Compensation Account (in increments prescribed by the Committee or the Company) as often, and with such restrictions, as determined by the Committee or by the Company.

(g)           Change of Beneficiary.  A Participant may, at any time, elect to change the designation of a Beneficiary in accordance with Section 10 hereof.

(h)           Transfer to Ineligible Status.  If a Participant should transfer to an ineligible status, as determined solely by the Committee, due to a change to part-time employment or a transfer to an ineligible position, his or her Election shall continue with respect to the Compensation for the service period to which the Election relates (including but not limited to salary and/or Performance-Based Compensation, as applicable).  Such employee shall be ineligible to file a new Election so long as he or she is of ineligible status.  If such employee once again becomes eligible to participate in this Plan, as determined solely by the Committee, he or she shall be permitted to make an Election in accordance with the applicable provisions of this Section 8; provided that, he or she shall be considered a new participant under Section 8(d) only if he or she satisfies the applicable requirements under Treasury Regulation Section 1.409A-2(a)(7).

9.             DISTRIBUTION

(a)           Retirement Account.  At the time that a Participant makes an Election to defer Compensation, he or she shall select a method for the distribution of the balance of that Deferred Compensation and any Company Credits credited during such Plan Year, including earnings on such amounts, and such election may include a different form of payment based on whether the Participant’s Termination constitutes Retirement.  Upon Termination, the balance of the Participant’s Account shall be distributed to the Participant according to the pay-out method or methods selected by the Participant in his or her Elections, payable beginning with the January 31 following the date on which Termination occurs.  A Participant may elect to receive his account distribution as a lump sum or in substantially equal annual installments over a set period up to 20 years.  Notwithstanding a Participant’s election, payment of benefits shall not be made or commence under the Plan prior to the date which is six months after the date of a Participant’s Termination in the case of a Participant who is determined to be a Specified Employee at the time of his or her

Termination.  In such case, the Specified Employee’s Account shall be credited with earnings or losses during such six-month period in accordance with Section 6 and distribution shall be made or commence on the day after the last day of such six-month period.

(b)           In-Service Account.  At the time a Participant makes an Election under the Plan, he or she may elect for the distribution of amounts subject to such Election, and earnings thereon, to be made in a specified year by electing to have such amounts credited to an In-Service Account.  Distributions from an In-Service Account shall be paid in a single lump sum on the January 31 of the specified year (or as soon as practicable thereafter during the same calendar year).  At the time of the Participant’s Election, he or she may designate whether amounts in his or her In-Service Account shall be paid upon Termination in a single lump sum on the January 31 following the date on which Termination occurs or whether such amounts shall be paid in the specified year.  An Election to receive such amounts in a single lump sum upon Termination shall be subject to the six-month delay described in Section 9(a) for a Participant who is a Specified Employee at the time of his or her Termination.  A Participant may make different Elections with respect to the applicable distribution periods for different deferral cycles in the In-Service Accounts.

(c)           Change of Distribution of Compensation Account.  A Participant will be allowed to change the Election as to the distribution of his or her Retirement Account or In-Service Account in accordance with rules established by the Committee by making a subsequent Election.  If a Participant makes a subsequent Election, then (a) such election shall not take effect until 12 months after the date on which such election is made, and submitted to the Committee; (b) the first payment with respect to which such election is made shall be deferred for a period of 5 years from the date such payment would otherwise have been made; (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment; and (d) with respect to a change in payment form, such change may not impermissibly accelerate the time or schedule of any payment under the Plan, except as provided in regulations promulgated by the Secretary of Treasury.  For purposes of applying the provisions of this Section 9(c) to a Participant’s Retirement Account, installment payments shall be considered a single payment for purposes of applying these subsequent election rules.  For purposes of applying the provisions of this Section 9(c) to a Participant’s In-Service Account, installment payments shall be considered separate payments for purposes of applying these subsequent election rules.

10.          DEATH

In the event of the Participant’s death, the Company shall pay all amounts in such Participant’s Account to the Participant’s Beneficiary in accordance with a Participant’s Election for such amounts.  A Participant may elect to have such amounts paid in a single lump sum no later than 30 days after the month in which the Participant’s death occurs, in which case neither the Participant nor a Beneficiary shall have a right to designate the taxable year of the payment.  Any election to have such amounts paid in a lump sum, or to change an election to have benefits on the Participant’s death follow his or her original election, shall not be effective until the date which is 12 months after the date on which the election is made.

A Participant may designate one or more persons (including a trust) to whom or to which payments are to be made if the Participant dies before receiving distribution of all amounts due under the Plan.  A Participant may, at any time, elect to change the designation of a Beneficiary.  A designation of Beneficiary will be effective only after the signed designation of Beneficiary is filed with the Committee or its designee while the Participant is alive and will cancel all designations of Beneficiary signed and filed earlier.  If the Participant fails to designate a Beneficiary as provided above or if all of a Participant’s Beneficiaries predecease him or her and he or she fails to designate a new Beneficiary, the remaining unpaid amounts shall be paid to the estate of such Participant.

11.          UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE

The payments to Participants and their Beneficiaries hereunder shall be made from the general corporate assets of the Company.  No person shall have any interest in any such assets by virtue of the provisions of this Plan.  The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.  Any accounts maintained under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only.  Neither the Plan nor any account shall hold any actual funds or assets.

12.          INALIENABILITY OF BENEFITS

The interests of the Participants and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor subject to attachment, execution, garnishment or other such equitable or legal process.  A Participant or Beneficiary cannot waive the provisions of this Section 12.

13.          GOVERNING LAW

The provisions of this plan shall be interpreted and construed in accordance with the laws of the State of Missouri, except to the extent preempted by Federal law.

14.          AMENDMENTS

The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Board; provided, however, that the Committee may not, without approval by the Board, materially increase the benefits accruing to Participants under the Plan.  A termination of the Plan must comply with the restrictions or requirements applicable under Code Section 409A and the regulations promulgated thereunder.

15.          CLAIMS PROCEDURE

Any claim for benefits hereunder shall be conducted in accordance with the claims procedure applicable at such time under the Arch Coal, Inc. Employee Thrift Plan.